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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board Of Directors
Applied Science And Technology, Inc.:

   We consent to the inclusion of our report dated July 25, 1998, with respect to the consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 27, 1998, which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement.

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts

March 4, 1999